Exhibit 2.5

DESCRIPTION OF SECURITIES

The following description of the securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, of Li-Cycle Holdings Corp. (“we,” “us,” “our” or the “Company”) is a summary of the material terms of our securities and certain provisions of our articles of association and by-laws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association and by-laws previously filed with the U.S. Securities and Exchange Commission and incorporated by reference as an exhibit to the annual report on Form 20-F of which this Exhibit 2.5 is a part, as well as to the applicable provisions of Canadian law.

Share Capital

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series. Prior to the closing of the Business Combination on August 10, 2021, the Company was authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value and there were 2,126,396 common shares issued and outstanding and 281,138 preferred shares issued and outstanding. As of January 30, 2022, there were 163,179,555 common shares outstanding and no preferred shares outstanding.

Common Shares

Voting Rights. Under our articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote.

Dividend Rights. The holders of outstanding common shares are entitled to receive dividends at such times and in such amounts and form as the board may from time to time determine, but subject to the rights of the holders of any preferred shares. The Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares. The timing, declaration, amount and payment of any future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, industry practice and other factors that our board deems relevant.

Preemptive Rights. There are no pre-emptive rights relating to the common shares.

Repurchase of Common Shares. Under the OBCA, the Company will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation. Upon the dissolution, liquidation or winding up of the Company, or any other distribution of assets of the Company, among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred shares, the holders of common shares will be entitled to receive the remaining property and assets of the Company available for distribution to its shareholders ratably in proportion to the number of common shares held by them.

Preferred Shares
The Company is authorized to issue an unlimited number of preferred shares, issuable in series. Subject to any limitations prescribed by law, including the OBCA, each series of preferred shares will consist of such number of shares and have such rights, privileges, restrictions and conditions as may be determined by the board prior to the issuance of such series. No rights, privileges, restrictions or conditions attaching to any series of preferred shares will confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Company over the shares of any other series of preferred shares. The preferred shares of each series will, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, rank on parity with the shares of every other series of preferred shares.

The issuance of preferred shares and the terms selected by the board could decrease the amount of earnings and assets available for distribution to holders of common shares or adversely affect the rights and powers, including the voting rights, of the holders of common shares without any further vote or action by the holders of common

-/0

shares. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of the outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares.

Warrants

Upon the consummation of the Business Combination, the warrants to purchase Class A common shares of Peridot Acquisition Corp. issued under the Warrant Agreement, dated September 23, 2020, by and between Peridot Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (the “Original Warrant Agreement”), were converted into warrants to purchase common shares of the Company pursuant to the Warrant Amendment Agreement, dated as of August 10, 2021 by and between the Company and Continental Stock Transfer & Trust Company (together with the Original Warrant Agreement, the “Warrant Agreement”). Accordingly, each outstanding warrant of the Company provides the holder thereof with the right to purchase one common share of the Company at a price of $11.50 per share, subject to adjustment as discussed below. As of January [●], 2022, there were 23,000,000 warrants issued and outstanding, including 8,000,000 private warrants.

Pursuant to the Warrant Agreement, the warrants become exercisable 30 days after the completion of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Warrant Agreement).

The Company agreed that, as soon as practicable, but in no event later than 20 business days after the Closing, we would use our commercially reasonable efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. The Company also agreed to use our best efforts to cause the registration statement to become effective within 60 business days following the Closing and to maintain a current prospectus relating to such common shares until the warrants expire or are redeemed.

The warrants expire on August 10, 2026, at 5:00 p.m., New York City time, or earlier upon redemption. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 60 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. The common shares underlying the warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form F-1 with, and declared effective by, the SEC on October 5, 2021

Once the warrants become exercisable, we may redeem the outstanding warrants:

•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and
•if, and only if, the last sale price of our common shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would receive a number of common shares to be determined in accordance with the terms of the Warrant Agreement and based on the redemption date and the volume weighted average price of the common shares during the 10 trading days immediately following the date on which any notice of redemption is sent to holders of warrants.

The Warrant Agreement provides that upon the occurrence of certain events the number of common shares issuable upon exercise of the warrants may, subject to certain conditions, be adjusted. If, upon exercise of a warrant, the holder thereof would be entitled to receive a fractional interest in a common share, the Company will, upon exercise, round down to the nearest whole number of common shares to be issued to the holder of the warrant.

On December 27, 2021, Li-Cycle Holdings issued a notice of redemption indicating that it will be redeeming on January 26, 2022 (the "Redemption Date"), all of the outstanding warrants. At any time prior to 5:00 p.m. New York City time on the Redemption Date, the warrants may be: (1) exercised by holders for cash, at an exercise price of $11.50 per common share; or (ii) surrendered by holders on a “cashless basis” (a “Make-Whole Exercise”), in which case the surrendering holder will receive a number of common shares determined in accordance with the terms of

-/0

the Warrant Agreement. On January 11, 2022, Li-Cycle Holdings issued a notice indicating that holders who surrender their warrants pursuant to a Make-Whole Exercise will be entitled to receive 0.253 common shares per warrant.

Dissent Rights

Under the OBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on or the powers it may exercise; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of an OBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class or series; (b) effect an exchange, reclassification or cancellation of the shares of such class or series; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series; (d) add to the rights or privileges of any class or series of shares having rights or privileges equal or superior to the shares of such class or series; (e) create a new class or series of shares equal or superior to the shares of such class or series, except in certain circumstances; (f) make a class or series of shares having rights or privileges inferior to the shares of such class or series equal or superior to the shares of such class or series; (g) effect an exchange or create a right of exchange of the shares of another class or series into the shares of such class of series; or (h) add, remove or change restrictions on the issue, transfer or ownership of the shares of such class of series.

Transfer of Shares

Subject to the rules of any stock exchange on which shares are posted or listed for trading, no transfer of a security issued by the Company will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the OBCA, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees, and (iii) compliance with the articles of the Company. If no security certificate has been issued by the Company in respect of a security issued by the Company, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.

Transfer Restrictions

Li-Cycle Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, the Li-Cycle Holders entered into the Li-Cycle Transaction Support Agreements with Peridot (the “Li-Cycle Transaction Support Agreements”), pursuant to which each Li-Cycle Holder agreed to, among other things, (i) vote or cause to be voted (whether in person, by proxy, by action by written consent, as applicable, or as may be required under Li-Cycle’s shareholders agreement or articles of incorporation) their Li-Cycle Shares in favor of the Business Combination Agreement, the Arrangement and certain related transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Li-Cycle Transaction Support Agreements.

On August 10, 2021, the Company, the Peridot Class B Holders and the Li-Cycle Holders (collectively for the purposes of this subsection referred to as the “Holders”) entered into the Investor Agreement. The Investor Agreement provides that the common shares held by the Peridot Class B Holders and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the Peridot Class B Holders, the earliest of (a) one year after the Closing and (b) (x) if the closing price of our common shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their common shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Registration Rights

Investor Agreement

-/0

Pursuant to the Investor Agreement, the Company is obligated to file a registration statement to register the resale of certain securities held by the Peridot Class B Holders and Li-Cycle Holders within 30 days after the Closing and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after such filing, but no later than the earlier of (i) the 75th day (or the 105th day if the SEC notifies that it will “review” such registration statement) following the Closing Date and (ii) the 15th business day after the date the SEC notifies us that such registration statement will not be “reviewed” or will not be subject to further review. In addition, pursuant to the terms of the Investor Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Peridot Class B Holders and Li-Cycle Holders may, subject to the limitations in the Investor Agreement, demand at any time or from time to time, that the Company file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the securities of the Company held by such Peridot Class B Holders and Li-Cycle Holders, and each may specify that such demand registration take the form of an underwritten offering, in each case subject to limitations on the number of demands and underwritten offerings that can be requested by each Peridot Class B Holder and Li-Cycle Holder, as specified in the Investor Agreement. The Peridot Class B Holders and Li-Cycle Holders also have “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the Peridot Class B Holders and Li-Cycle Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Subscription Agreements were entered into by and among each PIPE Investor, Peridot, and NewCo. Peridot obtained commitments from the PIPE Investors under the Subscription Agreements to purchase common shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,490,000. Certain offering related expenses are payable by Peridot, including customary fees payable to the placement agents. The purpose of the sale of common shares to the PIPE Investors was to raise additional capital for use in connection with the Business Combination.

The common shares sold to the PIPE Investors were identical to the shares that were held by the public shareholders at the time of the Closing, except that when initially issued by Peridot, such shares were restricted securities. The PIPE Financing occurred on the date of, and immediately prior to, the consummation of the Business Combination.

The closing of the PIPE Financing was subject to customary conditions, including, among other conditions, the Company’s agreement to, as soon as practicable (but in any case no later than 30 calendar days after the consummation of the Business Combination), file with the SEC (at its sole cost and expense) a registration statement registering the resale of the shares received by the PIPE Investors in the PIPE Financing and to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 20 business days after the Closing, we would use our commercially reasonable efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. The Company also agreed to use our best efforts to cause the registration statement to become effective within 60 business days following the Closing and to maintain a current prospectus relating to such common shares until the warrants expire or are redeemed. The warrants expire on August 10, 2026, at 5:00 p.m., New York City time, or earlier upon redemption. If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 60 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Note Purchase Agreement

On September 29, 2021, in connection with the Company’s entry into the Note Purchase Agreement and issuance of the Spring Creek Capital Convertible Note, the Company granted certain registration rights under the Note Purchase Agreement. Pursuant to the Note Purchase Agreement, the Company agreed to file with the SEC within 30 days a registration statement covering the resale of the common shares issued or issuable upon conversion of the Spring Creek Capital Convertible Note. The Company is required to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable and no later than the earlier of (A) 60 days after the issuance of the Spring Creek Capital Convertible Note (or 90 days after the issuance of the Spring Creek Capital Convertible Note if the SEC notifies the Company that it will review the registration statement) or (B) 10 business days after the SEC notifies the Company in writing that it will not review the

-/0

registration statement. The Company agreed to keep the registration statement (or another shelf registration statement covering the common shares issued or issuable upon conversion of the Spring Creek Capital Convertible Note) effective until the earlier of (x) the third anniversary of the issuance of the Spring Creek Capital Convertible Note or (y) the date on which the holder of the Spring Creek Capital Convertible Note ceases to hold any common shares issued or upon conversion of the Spring Creek Capital Convertible Note.

LG Subscription Agreements

On December 14, 2021, Company entered into Subscription Agreements (the “LG Subscription Agreements” and each, an “LG Subscription Agreement”) with each of LG Energy Solution, Ltd. (“LGES”) and LG Chem, Ltd. (“LGC”), pursuant to which each of LGES and LGC has agreed, subject to the satisfaction of certain conditions, including execution of certain offtake agreements with LGES, LGC and Traxys North America LLC on or prior to March 13, 2021, to subscribe for 2,208,480 of the Company’s common shares (the “common shares”) (the “Acquired Shares”) for an aggregate purchase price of $50,000,000 in transactions exempt from registration under the Securities Act (the “Subscription”). The Company has granted certain registration rights to LGES and LGC under the LG Subscription Agreements. The Company agreed to file with the SEC within 30 days of the closing of the Subscription a registration statement covering the resale of the Acquired Shares. The Company is required to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable and no later than the earlier of (A) 60 days after the closing of the Subscription (or 90 days after the closing of the Subscription if the SEC notifies the Company that it will review the registration statement) or (B) 10 business days after the SEC notifies the Company in writing that it will not review the registration statement. The Company agreed to keep the registration statement (or another shelf registration statement covering the Acquired Shares) effective until the earlier of (x) the third anniversary of the closing of the Subscription or (y) the date on which LGES or LGC, as applicable, ceases to hold any of the Acquired Shares.

Listing

Our common shares and warrants are listed on NYSE under the symbols “LICY” and “LICY.WS,” respectively. Holders of our common shares and warrants should obtain current market quotations for their securities. There can be no assurance that our common shares and/or warrants will remain listed on NYSE. If we fail to comply with the NYSE listing requirements, our common shares and/or warrants could be delisted from NYSE. A delisting of our common shares will affect the liquidity of our common shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company in Canada, who serves as registrar and transfer agent for our equity securities.

-/0